SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            -------------------------
                                 SCHEDULE 14D-1

                   Tender Offer Statement Pursuant to Section
                 14(d)(1) of the Securities Exchange Act of 1934
                               (Amendment No. 8)*
                            -------------------------

                      HIGH EQUITY PARTNERS L.P. - SERIES 86
                       (Name of Subject Company [Issuer])

                             OLYMPIA INVESTORS, L.P.
                                OLYMPIA-GP, INC.
                       AMERICAN REAL ESTATE HOLDINGS, L.P.
                        AMERICAN PROPERTY INVESTORS, INC.
                                  CARL C. ICAHN
                             MILLENIUM FUNDING CORP.
                           MILLENIUM FUNDING III CORP.
                             PRESIDIO CAPITAL CORP.
                          PRESIDIO HOLDING COMPANY, LLC
                   NORTHSTAR PRESIDIO MANAGEMENT COMPANY, LLC
                            NORTHSTAR OPERATING, LLC
                         NORTHSTAR CAPITAL PARTNERS, LLC
                        NORTHSTAR CAPITAL HOLDINGS I, LLC
                                 DAVID HAMAMOTO
                                W. EDWARD SCHEETZ
                                    (Bidders)

                      UNITS OF LIMITED PARTNERSHIP INTEREST
                         (Title of Class of Securities)

                                      NONE
                      (CUSIP Number of Class of Securities)
                            -------------------------
Bonnie D. Podolsky                          Edward W. Kerson
Gordon Altman Butowsky                      Proskauer Rose LLP
Weitzen Shalov & Wein                       1585 Broadway
114 West 47th Street                        New York, New York  10036
New York, New York  10036                   (212) 969-3000
(212) 626-0800
-----------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to
Receive Notices and Communications on Behalf of Bidder)

Calculation of Filing Fee
-----------------------------------------------------------------
Transaction                                Amount of





Valuation*<F1>: $7,497,000                     Filing Fee: $1,499.40
-----------------------------------------------------------------
<F1>     *For purposes of calculating  the filing fee only.  This amount assumes the purchase of 88,200 Units of the subject company for $85.00 per Unit in cash.
-----------------------------------------------------------------
         [X] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $3,995 (based upon prior transaction valuation of $19,975,000, calculated for purposes of the filing fee, assuming the purchase of 235,000 Units of the subject company for $85.00 per Unit in cash)
Form or Registration No.: Schedule 14D-1
Filing Party: Olympia Investors, L.P., Olympia-GP, Inc., American Real Estate Holdings, L.P., American Property Investors, Inc., Carl C. Icahn
Dated Filed: March 12, 1998

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 14D-1
                                (Amendment No. 8)

CUSIP No.  None


1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Olympia Investors, L.P.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
         Instructions)
                  (a)  /x/
                  (b)  / /

3        SEC USE ONLY


4        SOURCES OF FUNDS (See Instructions)
                  AF; WC

5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(e) or 2(f)         / /


6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

7        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  N/A

8        CHECK IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN
         SHARES (See Instructions)              / /


9        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
                  N/A

10       TYPE OF REPORTING PERSON (See Instructions)
                  PN

                                 SCHEDULE 14D-1
                                (Amendment No. 8)

CUSIP No.  None


1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Olympia-GP, Inc.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
         Instructions)
                  (a) /x/
                  (b) / /

3        SEC USE ONLY


4        SOURCES OF FUNDS (See Instructions)
                  AF

5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(e) or 2(f)         / /


6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

7        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  N/A

8        CHECK IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN
         SHARES (See Instructions)              / /


9        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
                  N/A

10       TYPE OF REPORTING PERSON (See Instructions)
                  CO

                                 SCHEDULE 14D-1
                                (Amendment No. 8)

CUSIP No.  None


1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  American Real Estate Holdings, L.P.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
         Instructions)
                  (a)  /x/
                  (b)  / /

3        SEC USE ONLY


4        SOURCES OF FUNDS (See Instructions)
                  WC

5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(e) or 2(f)         / /


6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

7        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  N/A

8        CHECK IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN
         SHARES (See Instructions)              / /


9        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
                  N/A

10       TYPE OF REPORTING PERSON (See Instructions)
                  PN

                                 SCHEDULE 14D-1
                                (Amendment No. 8)

CUSIP No.    None


1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  American Property Investors, Inc.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
         Instructions)
                  (a)  /x/
                  (b)  / /

3        SEC USE ONLY


4        SOURCES OF FUNDS (See Instructions)
                  AF

5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(e) or 2(f)         / /


6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

7        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  N/A

8        CHECK IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN
         SHARES (See Instructions)              / /


9        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
                  N/A

10       TYPE OF REPORTING PERSON (See Instructions)
                  CO

                                 SCHEDULE 14D-1
                                (Amendment No. 8)

CUSIP No.   None


1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Carl C. Icahn

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
         Instructions)
                  (a)  /x/
                  (b)  / /

3        SEC USE ONLY


4        SOURCES OF FUNDS (See Instructions)
                  AF

5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(e) or 2(f)         / /


6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States of America

7        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  1,657 Units

8        CHECK IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN
         SHARES (See Instructions)              / /


9        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
                  0.4%

10       TYPE OF REPORTING PERSON (See Instructions)
                  IN

                                 SCHEDULE 14D-1
                                (Amendment No. 8)

CUSIP No.  None


1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Millenium Funding Corp.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
         Instructions)
                  (a)  /x/
                  (b)  / /

3        SEC USE ONLY


4        SOURCES OF FUNDS (See Instructions)
                  AF

5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(e) or 2(f)         / /


6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

7        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  20

8        CHECK IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN
         SHARES (See Instructions)              / /


9        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
                  0.0%

10       TYPE OF REPORTING PERSON (See Instructions)
                  CO

                                 SCHEDULE 14D-1
                                (Amendment No. 8)

CUSIP No.  None


1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Millenium Funding III Corp.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
         Instructions)
                  (a)  /x/
                  (b)  / /

3        SEC USE ONLY


4        SOURCES OF FUNDS (See Instructions)
                  AF

5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(e) or 2(f)         / /


6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

7        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  44,347

8        CHECK IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN
         SHARES (See Instructions)              / /


9        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
                  7.5%

10       TYPE OF REPORTING PERSON (See Instructions)
                  CO

                                 SCHEDULE 14D-1
                                (Amendment No. 8)

CUSIP No.  None


1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Presidio Capital Corp.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
         Instructions)
                  (a)  /x/
                  (b)  / /

3        SEC USE ONLY


4        SOURCES OF FUNDS (See Instructions)
                  WC

5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(e) or 2(f)         / /


6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  British Virgin Islands

7        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  44,367

8        CHECK IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN
         SHARES (See Instructions)              / /


9        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
                  7.5%

10       TYPE OF REPORTING PERSON (See Instructions)
                  HC

                                 SCHEDULE 14D-1
                                (Amendment No. 8)

CUSIP No.  None


1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Presidio Holding Company, LLC

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
         Instructions)
                  (a)  /x/
                  (b)  / /

3        SEC USE ONLY


4        SOURCES OF FUNDS (See Instructions)
                  WC

5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(e) or 2(f)         / /


6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  New York

7        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  44,367

8        CHECK IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN
         SHARES (See Instructions)              / /


9        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
                  7.5%

10       TYPE OF REPORTING PERSON (See Instructions)
                  HC

                                 SCHEDULE 14D-1
                                (Amendment No. 8)

CUSIP No.  None


1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  NorthStar Presidio Management Company, LLC

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
         Instructions)
                  (a)  /x/
                  (b)  / /

3        SEC USE ONLY


4        SOURCES OF FUNDS (See Instructions)
                  AF

5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(e) or 2(f)         / /


6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

7        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  44,367

8        CHECK IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN
         SHARES (See Instructions)              / /


9        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
                  7.5%

10       TYPE OF REPORTING PERSON (See Instructions)
                  OO

                                 SCHEDULE 14D-1
                                (Amendment No. 8)

CUSIP No.  None


1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  NorthStar Operating, LLC

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
         Instructions)
                  (a)  /x/
                  (b)  / /

3        SEC USE ONLY


4        SOURCES OF FUNDS (See Instructions)
                  AF

5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(e) or 2(f)         / /


6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

7        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  44,367

8        CHECK IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN
         SHARES (See Instructions)              / /


9        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
                  7.5%

10       TYPE OF REPORTING PERSON (See Instructions)
                  OO

                                 SCHEDULE 14D-1
                                (Amendment No. 8)

CUSIP No.  None


1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  NorthStar Capital Partners, LLC

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
         Instructions)
                  (a)  /x/
                  (b)  / /

3        SEC USE ONLY


4        SOURCES OF FUNDS (See Instructions)
                  AF

5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(e) or 2(f)         / /


6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

7        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  44,367

8        CHECK IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN
         SHARES (See Instructions)              / /


9        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
                  7.5%

10       TYPE OF REPORTING PERSON (See Instructions)
                  OO

                                 SCHEDULE 14D-1
                                (Amendment No. 8)

CUSIP No.  None


1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  NorthStar Capital Holdings I, LLC

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
         Instructions)
                  (a)  /x/
                  (b)  / /

3        SEC USE ONLY


4        SOURCES OF FUNDS (See Instructions)
                  AF

5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(e) or 2(f)         / /


6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

7        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  44,367

8        CHECK IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN
         SHARES (See Instructions)              / /


9        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
                  7.5%

10       TYPE OF REPORTING PERSON (See Instructions)
                  HC

                                 SCHEDULE 14D-1
                                (Amendment No. 8)

CUSIP No.  None


1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  David Hamamoto

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
         Instructions)
                  (a)  /x/
                  (b)  / /

3        SEC USE ONLY


4        SOURCES OF FUNDS (See Instructions)
                  AF

5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(e) or 2(f)         / /


6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States

7        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  44,367

8        CHECK IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN
         SHARES (See Instructions)              / /


9        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
                  7.5%

10       TYPE OF REPORTING PERSON (See Instructions)
                  IN

                                 SCHEDULE 14D-1
                                (Amendment No. 8)

CUSIP No.  None


1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  W. Edward Scheetz

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
         Instructions)
                  (a)  /x/
                  (b)  / /

3        SEC USE ONLY


4        SOURCES OF FUNDS (See Instructions)
                  AF

5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(e) or 2(f)         / /


6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States

7        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  44,367


8        CHECK IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN
         SHARES (See Instructions)              / /


9        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
                  7.5%

10       TYPE OF REPORTING PERSON (See Instructions)
                  IN

                        AMENDMENT NO. 8 TO SCHEDULE 14D-1

         This Amendment No. 8 amends and supplements the Tender Offer Statement on Schedule 14D-1 originally filed with the U.S. Securities and Exchange Commission on March 12, 1998 (the "Schedule") by Olympia Investors, L.P., Olympia-GP Inc., American Real Estate Holdings, L.P., American Property
Investors, Inc. and Carl C. Icahn. All capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Offer to Purchase dated March 12, 1998 (the "Offer to Purchase") and the Assignment of Partnership Interest as amended through July 1, 1998 (the "Amended Assignment"). Reference to the "Supplement" in this Amendment No. 8 shall mean the Supplement to the Offer to Purchase dated July 1, 1998 (the "Supplement"), which Supplement is filed herewith as Exhibit (a)(10).


Item 1.           Security and Subject Company.

         The first sentence of Item 1(b) is hereby amended to read in its entirety as follows:

         (b) This Schedule relates to the offer by Olympia Investors, L.P., a Delaware limited partnership (the "Purchaser"), to purchase up to 88,200 of the issued and outstanding Units of Limited Partnership Interest ("Units") of the Partnership at a purchase price of $85.00 per Unit, net to the seller in cash (the "Purchase Price"), without interest, less the amount of any distributions declared or made with respect to the Units (other than distributions of Adjusted Cash from Operations, as defined in the Partnership's partnership agreement) between March 12, 1998 and the date of payment of the Purchase Price by the Purchaser, upon the terms and subject to the conditions set forth in the Offer to Purchase, the Amended Assignment and the Supplement. The Offer to Purchase was previously filed as Exhibit (a)(1) to this Schedule and the Amended Assignment and the Supplement are filed herewith as Exhibits (a)(11) and
(a)(10), respectively. Information concerning the number of Units outstanding is set forth in the "INTRODUCTION" to the Offer to Purchase and is incorporated herein by reference.


Item 10.             Additional Information.

         Item 10(f) is hereby amended to read in its entirety as follows:

         (f) Reference is hereby made to the Offer to Purchase, which was previously filed as Exhibit (a)(1) to this Schedule, and the Supplement, including the Schedules thereto, and the Amended Assignment, which are filed herewith as Exhibits (a)(10) and (a)(11), respectively, and which are incorporated herein in their entirety by reference. In order to correct the omission of a conformed signature on the EDGAR version of the signature page to the original Schedule 14D-1, such signature page is hereby amended by replacing such page with the signature page filed herewith as Exhibit (a)(13), which is incorporated herein by reference. The information set forth in Exhibit (a)(15) attached hereto is also incorporated herein by reference.



Item 11.             Materials to Be Filed as Exhibits.

         The following documents are filed as exhibits to this Amended Schedule 14D-1:

         (a)(10)                    Supplement  to Offer to Purchase  dated July
                                    1, 1998.

         (a)(11)                    Assignment  of  Partnership   Interest,   as
                                    amended through July 1, 1998.

         (a)(12) Cover Letter dated July 1, 1998 from Olympia Investors, L.P. to the holders of the Units.

         (a)(13)                    Replacement Schedule 14D-1 Signature Page.

         (a)(14)                    Amendment  No. 2,  dated June 29,  1998,  to
                                    Agreement  dated  March 6,  1998,  among the
                                    Purchaser, AREH and Presidio.

         (a)(15)                    Press Release, dated July 1, 1998.

                                   SIGNATURES

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  July 1, 1998


OLYMPIA INVESTORS, L.P.                        OLYMPIA GP-INC.

By: OLYMPIA GP-INC.,
     its general partner                       By: /s/ Martin Hirsch
                                                   ---------------------
                                                   Name:  Martin Hirsch
                                                   Title: Vice President
By: /s/ Martin Hirsch
    -----------------------
    Name:  Martin Hirsch
    Title: Vice President



AMERICAN REAL ESTATE HOLDINGS, L.P.

By: AMERICAN PROPERTY INVESTORS, INC.,
     its general partner


By: /s/ Martin Hirsch
    -----------------------
    Name:  Martin Hirsch
    Title: Vice President



AMERICAN PROPERTY INVESTORS, INC.


By: /s/ Martin Hirsch
    -----------------------
    Name:  Martin Hirsch
    Title: Vice President



   /s/ Theodore Altman
   ------------------------
     CARL C. ICAHN
By:  Theodore Altman as
     Attorney-in-fact

              [Signature Page for High Equity Partners, Series 86,
                           Schedule 14D-1, Amd. No. 8]

                                   SIGNATURES

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: July 1, 1998


MILLENIUM FUNDING CORP.                    MILLENIUM FUNDING III CORP.

By: /s/ Allan B. Rothschild                By: /s/ Allan B. Rothschild
    ---------------------                      ---------------------
    Name: Allan B. Rothschild                  Name: Allan B. Rothschild
    Title: Authorized Signatory                Title: Authorized Signatory


PRESIDIO CAPITAL CORP.                     PRESIDIO HOLDING COMPANY, LLC

By: /s/ Allan B. Rothschild                By: /s/ Allan B. Rothschild
    ---------------------                      ---------------------
    Name: Allan B. Rothschild                  Name: Allan B. Rothschild
    Title: Authorized Signatory                Title: Authorized Signatory


NORTHSTAR PRESIDIO MANAGEMENT              NORTHSTAR OPERATING, LLC
COMPANY, LLC
By: /s/ Allan B. Rothschild                By: /s/ Allan B. Rothschild
    ---------------------                      ---------------------
    Name: Allan B. Rothschild                  Name: Allan B. Rothschild
    Title: Authorized Signatory                Title: Authorized Signatory


NORTHSTAR CAPITAL PARTNERS, LLC            NORTHSTAR CAPITAL HOLDINGS I,
LLC

By: /s/ Allan B. Rothschild                By: /s/ Allan B. Rothschild
    ---------------------                      ---------------------
    Name: Allan B. Rothschild                  Name: Allan B. Rothschild
    Title: Authorized Signatory                Title: Authorized Signatory



    /s/ W. Edward Scheetz                      /s/ David Hamamoto
    ------------------------                   ------------------------
     W. EDWARD SCHEETZ                          DAVID HAMAMOTO








[Signature Page for High Equity Partners, Series 86, Schedule 14D-1, Amendment No. 8]

                                  EXHIBIT INDEX

Exhibit
Number                                   Description
-------                                  -----------


(a)(10)                    Supplement to Offer to Purchase dated July 1, 1998.

(a)(11)                    Assignment  of  Partnership   Interest,   as  amended
                           through July 1, 1998.

(a)(12)                    Cover   Letter   dated  July  1,  1998  from  Olympia
                           Investors, L.P. to the holders of the Units.

(a)(13)                    Replacement Schedule 14D-1 Signature Page.

(a)(14) Amendment No. 2, dated June 29, 1998, to Agreement dated March 6, 1998, among the Purchaser, AREH and Presidio.

(a)(15)                    Press Release, dated July 1, 1998.


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